Exhibit 10.3

VAIL RESORTS, INC.

SHARE APPRECIATION RIGHTS AGREEMENT

THIS AGREEMENT is between Vail Resorts, Inc., a Delaware corporation (the “Company”), and the employee who receives this Agreement in connection with an award of Share Appreciation Rights under the Company’s 2015 Omnibus Incentive Plan (the “Plan”), the terms of which are incorporated herein by reference.  Capitalized terms used and not defined herein have the meanings set forth in the Plan.

1.                                      Share Appreciation Rights Terms.

(a)                                 Grant.  You may, from time to time, be awarded Share Appreciation Rights, subject to the terms and conditions of the Plan and those herein set forth.  An award of Share Appreciation Rights is granted as of the date set forth in the notification to you of such award (the “Date of Grant”) with respect to the number of Shares indicated in your award notification (the “SAR Shares”), at an exercise price per Share Appreciation Right as provided in your award notification (the “Exercise Price”).  Your Share Appreciation Rights will expire at the close of business on the tenth anniversary of the Date of Grant (the “Expiration Date”), subject to earlier expiration in connection with the termination of your employment as provided below.

(b)                                 Exercisability/Vesting.  Your Share Appreciation Rights will be exercisable only to the extent they have vested. Your Share Appreciation Rights will become vested as provided in your award notification, if and only if you have been continuously employed by the Company and/or its Subsidiaries from the date of this Agreement through such dates.  Upon the termination of your employment for any reason, by you or by the Company and/or its Subsidiaries, with or without cause, all of your unvested Share Appreciation Rights shall expire and be of no further force or effect. Any such termination shall not affect your vested Share Appreciation Rights, which shall remain exercisable pursuant to paragraph 1(d) below.

(c)                                  Change in Control.  Notwithstanding any provision of this Agreement to the contrary, in the event of a Change in Control, your Share Appreciation Rights, if not already vested under Section 1(b) above, will vest in full immediately prior to the occurrence of the Change in Control.

(d)                                 Termination of Share Appreciation Rights.  In no event shall any part of your Share Appreciation Rights be exercisable after the Expiration Date set forth in paragraph 1(a). If your employment with the Company and/or its Subsidiaries terminates for any reason, that portion of your Share Appreciation Rights that is not vested and exercisable on the date of termination of your employment shall expire and be forfeited. The portion of your Share Appreciation Rights that is vested and exercisable on the date of such termination shall, to the extent not theretofore exercised, expire on the 90th day after such date of termination.

(e)                                  Exercisability/Vesting in Event of Death.  Notwithstanding any provision of this Agreement to the contrary, if your employment with the Company and/or its Subsidiaries terminates as a result of your death, then your Share Appreciation Rights, if not already vested under Sections 1(b) or 1(c) above, will vest in full as of the date of death and may be exercised by the persons described in Section 4 below, but only within the period ending on the earlier of (1) the date twelve (12) months following the date of death or (2) the Expiration Date set forth in paragraph 1(a).  If, after death, the Share Appreciation Rights are not exercised within the time specified herein, the Share Appreciation Rights shall expire and be forfeited.

2.                                      Procedure for Share Appreciation Rights Exercise.

You may, at any time or from time to time, to the extent permitted hereby, exercise all or any portion of your vested portion of your Share Appreciation Rights by delivering, to the attention of the Company’s General Counsel at the address set forth in paragraph 9 below, written notice to the Company of the number of Share Appreciation Rights to be exercised.  The Company may delay effectiveness of any exercise of your Share Appreciation Rights for such period of time as may be necessary to comply with any legal or contractual provisions to which it may be subject relating to the issuance of its securities, it being understood that such exercise shall be effective immediately upon completion of such compliance notwithstanding the occurrence of the Expiration Date.

3.                                      Payment for Share Appreciation Rights.

Upon your exercise of the Share Appreciation Rights, the Company shall pay you in SAR Shares an amount equal to the quotient of (i) the product of (x) the positive difference (if any) between the Fair Market Value of a SAR Share on the exercise date and the Exercise Price, multiplied by (y) the number of Share Appreciation Rights being exercised, divided by (ii) the Fair Market Value of a SAR Share on the exercise date, rounded down to the nearest whole share. Any fractional SAR Shares shall be forfeited.

4.                                      Share Appreciation Rights Not Transferable.

Your Share Appreciation Rights are personal to you and are not transferable by you, other than by will or by the laws of descent and distribution. During your lifetime, only you (or your guardian or legal representative) may exercise your Share Appreciation Rights. In the event of your death, your Share Appreciation Rights may be exercised only by the executor or administrator of your estate or the person or persons to whom your rights under the Share Appreciation Rights shall pass by will or by the laws of intestate succession.

5.                                      Conformity with Plan.

Your Share Appreciation Rights are intended to conform in all respects with, and are subject to, all applicable provisions of the Plan, the terms and conditions of which are incorporated herein by reference. Any inconsistencies between this Agreement and the Plan shall be resolved in accordance with the Plan.

6.                                      Rights of Participants.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company and/or its Subsidiaries to terminate your employment at any time (with or without cause), or confer upon you any right to continue in the employ of the Company and/or its Subsidiaries for any period of time or to continue to receive your current (or other) rate of compensation.  Nothing in this Agreement shall confer upon you any right to be selected to receive additional awards under the Plan or otherwise.

7.                                      Withholding of Taxes.

The Company may, if necessary or desirable, withhold from any amounts due and payable to you by the Company or a Subsidiary (or secure payment from you in lieu of withholding) the amount of any withholding or other tax due from the Company or Subsidiary with respect to the issuance or exercise of your Share Appreciation Rights, and the Company may defer such issuance or exercise unless indemnified by you to its satisfaction against the payment of any such amount.  Notwithstanding the foregoing, the maximum number of SAR Shares that may be withheld upon the issuance or exercise of your Share Appreciation Rights to satisfy any federal, state, or local tax withholding requirements may not exceed such number of SAR Shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state, or local taxing authority with respect to such issuance or exercise of your Share Appreciation Rights, or such greater amount as may be permitted under applicable accounting standards.

8.                                      Adjustments.

In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of your rights under this Share Appreciation Rights Agreement, then the Committee shall make such equitable changes or adjustments as it deems appropriate and adjust, in such manner as it deems equitable, any or all of: (i)  the number and kinds of SAR Shares, other securities or other consideration subject to the Share Appreciation Rights; and (ii) the Exercise Price of the Share Appreciation Rights.  In the event that the Company shall declare an extraordinary cash dividend, then the Committee shall in its discretion either (i) pay you cash on the payment date of such dividend in an amount equal to the number of SAR Shares represented by the vested portion of your Share Appreciation Rights multiplied by the per share amount of such extraordinary cash dividend and to the extent these Share Appreciation Rights are not then fully vested make similar additional payments in the future when and as the remaining portion of these Share Appreciation Rights vest; or (ii) reduce the Exercise Price of your Share Appreciation Rights by an amount equal to the per share extraordinary dividend; or (iii) make such other adjustment as the Committee determines would provide you with a substantially similar benefit.

9.                                      Notice.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Company at the address indicated below or your address in the records of the Company, or by email or other electronic means using a system maintained by the Company when transmitted without a notice of failed delivery:

Vail Resorts, Inc.

390 Interlocken Crescent

Suite 1000

Broomfield, Colorado 80021

Attention:  General Counsel

10.                               Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws.

11.                               Compliance with Law.

The exercise of the Share Appreciation Rights shall be subject to compliance by the Company and you with all applicable laws, including the requirements of any stock exchange on which the SAR Shares may be listed.  You may not exercise the Share Appreciation Rights if such exercise would violate any applicable federal or state securities laws or other laws or regulations.  You understand that the

Company is under no obligation to register the SAR Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

12.                               Successors and Assigns.

The Company may assign any of its rights under this Agreement.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon you and your beneficiaries, executors, administrators and the person(s) to whom the Share Appreciation Rights may be transferred by will or the laws of descent or distribution.

13.                               Severability.

The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

14.                               Code Section 409A.

This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code.

15.                               Binding Effect.

By accepting the award of Share Appreciation Rights, you agree to be bound by this Agreement.